March 10, 2006

T. Rowe Price Summit Funds, Inc.
100 East Pratt Street
Baltimore, Maryland 21202

Ladies and Gentlemen:

I am the counsel to T. Rowe Price Associates, Inc. As such, I am familiar with the proposed transaction between the T. Rowe Price Summit Funds, Inc., a Maryland corporation, on behalf of its separate series T. Rowe Price Summit Cash Reserves Fund (the "Acquiring Fund"), and the Preferred Money Market Fund (the "Acquired Fund"). This opinion is furnished in connection with the Acquiring Fund`s Registration Statement on Form N-14 under the Securities Act of 1933, as amended (File No.: 033-50319) (the "Registration Statement"), relating to shares of Common Stock, par value $0.0001 per share, of the Acquiring Fund (the "Corresponding Shares"), to be issued in connection with the Reorganization.

I am of the opinion that, subsequent to the approval of the Reorganization in the manner set forth in the definitive proxy statement and prospectus constituting a part of the Registration Statement (the "Proxy Statement and Prospectus"), the Corresponding Shares, upon issuance in the manner referred to in the Registration Statement, for consideration not less than the par value thereof, will be legally issued, fully paid and non-assessable shares of the Acquiring Fund.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name in the Proxy Statement and Prospectus constituting a part thereof.

Very truly yours,

/s/Henry H. Hopkins
Henry H. Hopkins